Exhibit 10.13

OFFICE LEASE

BETWEEN

WELLS VAF – PARKWAY AT OAK HILL, LLC

(“LANDLORD”)

AND

WELLS FARGO BANK, N.A.

(“TENANT”)

EXHIBITS AND RIDERS:

EXHIBIT A-1	OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	RULES AND REGULATIONS
EXHIBIT C	COMMENCEMENT LETTER
EXHIBIT D	WORK LETTER
EXHIBIT E	PARKING AGREEMENT
EXHIBIT F	ROOFTOP AND CABLING AGREEMENT

RIDER NO. 1	OPTION TO EXTEND
RIDER NO. 2	OPTION TO EXPAND
RIDER NO. 3	SUBORDINATED RIGHT OF FIRST OFFER

i

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between WELLS VAF – PARKWAY AT OAK HILL, LLC, a Delaware limited liability company (“Landlord”), and WELLS FARGO BANK, N.A., a national banking association (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1.        Basic Lease Information.  The key business terms used in this Lease are defined as follows:

  A.        “Building”:  The building commonly known as Building One of Parkway at Oak Hill and located at 4801 Southwest Parkway, Austin, TX 78735.

  B.        “Rentable Square Footage of the Building” is agreed and stipulated to be 59,376 square feet.

  C.        “Premises”:  The area shown on Exhibit A-1 to this Lease. The Premises are located on floor 2 of the Building and known as suite number 200. The “Rentable Square Footage of the Premises” is deemed to be 31,019 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The exact Rentable Square Footage of the Premises shall be deemed to be as set forth in this Section 1.C; provided, however, within 30 days after the Commencement Date, Tenant may enlist its architect, at Tenant’s sole cost, to measure the Rentable Square Footage of the Premises using the Standard Method for Measuring Floor Area in Office Buildings ANSI Z65.1-1996 or successor standards, adopted by the Building Owners and Managers Association International (BOMA). If such measurement indicates that the Rentable Square Footage of the Premises is different by more than one percent (1%) of the number of square feet of Rentable Square Footage set forth in this Section 1.C, then Tenant may notify Landlord of Tenant’s architect’s calculation, and the parties, through reasonable good faith negotiations, shall endeavor to resolve such discrepancy. In the event the parties are unable to resolve such discrepancy in a timely manner, then Landlord’s architect for the Building and Tenant’s architect shall jointly appoint an independent architect to resolve such discrepancy and the determination of such independent architect shall be binding on both Landlord and Tenant. The fees of such independent architect shall be shared equally by Landlord and Tenant. Promptly following determination of the Rentable Square Footage of the Premises in accordance with this Section 1.C., the parties shall enter into an amendment to this Lease modifying the Rentable Square Footage of the Premises and the amount of the installments of Base Rent and other provisions as appropriate. Notwithstanding the foregoing, if such measurement of the Premises indicates a discrepancy of less than one percent (1%), then no change shall be made to this Lease.

  D.        “Base Rent”:

Period	Annual Base Rent Rate Per Square Foot	Monthly Base Rent

1st Lease Year: May 1, 2010* through April 30, 2011	$0.00	$0.00†
2nd Lease Year: May 1, 2011‡ through April 30, 2012	$12.00	$31,019.00
3rd Lease Year: May 1, 2012 to April 30, 2013	$15.00	$38,773.75
4th Lease Year: May 1, 2013 to April 30, 2014	$17.50	$45,236.04
5th Lease Year: May 1, 2014 to April 30, 2015	$18.00	$46,528.50
6th Lease Year: May 1, 2015 to April 30, 2016	$18.50	$47,820.96
7th Lease Year: May 1, 2016 to April 30, 2017	$19.00	$49,113.42
8th Lease Year: May 1, 2017 to April 30, 2018	$19.50	$50,405.88
9th Lease Year: May 1, 2018 to April 30, 2019	$20.00	$51,698.33
10th Lease Year: May 1, 2019 to April 30, 2020	$20.50	$52,990.79

*  The schedule of Base Rent set forth above is predicated on a Commencement Date of May 1, 2010. In the event the Commencement Date, which is determined per Section 3.A, does not fall on May 1, 2010, the schedule shall be adjusted accordingly.

†  Provided that Tenant is not then in Monetary Default under this Lease beyond any applicable notice and/or cure period, the monthly Base Rent and the OE Payment for each of the initial 12 months of the Term shall be abated.

‡  If the Commencement Date does not fall on the first day of the month, (i) Rent will be prorated for the first month of the 2nd Lease Year, and (ii) the 2nd Lease Year shall be extended through the last day of the calendar month during which it ends, such that the 3rd Lease Year and all subsequent Lease Years will start on the first of the month. (For example, if the Commencement Date is April 25, 2010, Rent will be prorated for the period of April 26-30, 2011, the Second Lease year will extend through April 30, 2012 and the Third Lease year will start on May 1, 2012.)

E.        “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building, and currently equals 52.242%.

F.        “Term”: The period of approximately 120 months starting on the Commencement Date, subject to the provisions of Article 3.

G.        “Commencement Date”: May 15, 2010 subject to adjustment, if any, as provided in Section 3.A and the Work Letter, if any.

H.        “Security Deposit”:  $0.00.

I.         “Guarantor(s)”:  None.

J.        “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Wells Fargo Bank, N.A.

3738 Bee Caves Rd., Suite B

Austin, TX 78746

Attn: Cliff Zachry, Vice President

         Corporate Properties Group

Landlord:	With a copy to:

Wells VAF – Parkway at Oak Hill, LLC c/o Wells Real Estate Funds 6200 The Corners Parkway Atlanta, GA 30092 Attn: Asset Management Phone #: 770-449-7800 Fax #: 770-243-4684	Jackson Walker L.L.P. 1401 McKinney Suite 1900 Houston, TX 77010 Attn: Michael K. Kuhn Phone #: 713-752-4309 Fax #: 713-752-4221

K.         Rent (defined in Section 4.A) is payable to the order of Wells VAF – Parkway at Oak Hill, LLC:

    if by check:

    Wells VAF – Parkway at Oak Hill, LLC

    c/o Wells Real Estate Funds

    6200 The Corners Parkway

    Suite 250

    Norcross, GA 30092

    if by wire transfer:

    Bank of America, Georgia

    Atlanta, GA

    ABA # XXXX

    Account Name:  Wells VAF – Parkway at Oak Hill

  Account # XXXX

  Reference: Wells Fargo Bank, N.A.

L.        “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

M.        “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

N.        “Normal Business Hours”: 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

O.        “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Additional Rent	4.A	Mortgagee	25
Affiliate	11.E	OE Payment	4.B
Alterations	9.C(1)	OFAC	31.N
Anti-Money Laundering Laws	31.N	Operating Expenses	4.D
Audit Election Period	4.G	Permitted Transfer	11.E
Cable	9.A	Permitted Use	5.A
Claims	13	Prime Rate	19.B
Collateral	19.E	Property	2
Commencement Date	3.A	Provider	7.C
Common Areas	2	Relocated Premises	23
Completion Estimate	16.B	Relocation Date	23
Contamination	30.C	Rent	4.A
Costs of Reletting	19.B	Service Failure	7.B
Executive Order	31.N	Special Installations	29
Expiration Date	3.A	Substantial Completion	Work Letter
Force Majeure	31.C	Taking	17
Hazardous Materials	30.C	Tenant Parties	13
Landlord Parties	13	Tenant’s Insurance	14.A
Landlord Work	3.A	Tenant’s Property	14.A
Landlord’s Rental Damages	19.B	Tenant’s Removable Property	29
Leasehold Improvements	29	Time Sensitive Default	18.B
Minor Alterations	9.C(1)	Transfer	11.A
Monetary Default	18.A	Work Letter	3.A
Mortgage	25

2.      Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). “Property” means the Building, Building Two (agreed and stipulated to contain 86,413 square feet of Rentable Square Footage) and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon, including without limitation the parking garage and other improvements serving the Building and Building Two.

3.      Term; Adjustment of Commencement Date; Early Access.

A.        Term.  This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.F (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.F) shall commence on the “Commencement Date”, which shall be the earliest of (1) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay (as such term is defined in the Work Letter), or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business. The Commencement Date is estimated to occur on May 1, 2010 (the “Estimated Commencement Date”), provided that the Construction Documents are finalized on or before February 1, 2010. Any delay in the finalization of the Construction Documents beyond February 1, 2010 shall result in a postponement of the Estimated Commencement Date on a day-for-day basis. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord’s failure to Substantially Complete, as determined pursuant to the Work Letter (defined below), the Landlord Work (defined below) by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Tenant’s sole and exclusive remedy for any delay in Landlord’s achieving Substantial Completion for any reason other than Tenant Delay shall be the resulting postponement of the Commencement Date and the commencement of rental payments hereunder. Notwithstanding the foregoing, if Landlord has not delivered the Premises within 90 days after the Estimated Commencement Date (as may be adjusted as hereinabove provided, and further subject to extension for Tenant Delay and Force Majeure (as defined in Section 31.C)), then Tenant shall have the right, as its sole remedy, to terminate this Lease upon written notice to Landlord given at any time after such 90-day period and prior to delivery of the Premises. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Work” means the work that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”) attached as Exhibit D.

B.        Construction Supervision.  Landlord agrees to cause, oversee and supervise the Landlord Work to be constructed in the Premises in accordance with the Work Letter, provided that Tenant’s construction representative(s) shall monitor the Landlord Work in accordance with the terms of the Work Letter and shall be entitled to attend and participate in all construction meetings concerning the Landlord Work. In consideration of Landlord’s supervision of the Landlord Work, Tenant shall pay Landlord a “Construction Supervisory Fee” equal to 3% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Budgeted Amount (defined in the Work Letter). If the unused portion of the Budgeted Amount is less than the Construction Supervisory Fee, Tenant shall pay the Construction Supervisory Fee to Landlord within 10 business days following the date of invoice.

C.        Acceptance of Premises.  The Premises are accepted by Tenant in “as is” condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, and (2) any latent defects in the Premises of which Tenant notifies Landlord within 1 year after the Commencement Date (other than work performed by Tenant Parties [defined below]). TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY. If it is discovered that any portion of the Building or the Property (excluding space leased or leasable to tenants) is not in compliance with Laws (including without limitation ADA), then Landlord shall promptly make adjustments and/or repairs as needed to bring the Building and the Property into compliance, with the cost of same to be included in Operating Expenses to the extent permitted under Article 4 hereof and otherwise borne by Landlord as its expense.

D.        Early Access.  Prior to the date the Landlord Work is Substantially Complete, Tenant’s access to the Premises shall be permitted only with the prior written consent of Landlord. Early access to the Premises shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.A) to Landlord for each day of such early access. However, if such early access to the Premises is permitted by Landlord for the sole purpose of performing improvements or installing furniture, equipment or other personal property, except for the cost of services requested by Tenant (e.g., freight elevator usage), Tenant shall not be required to pay Base Rent and the OE Payment (defined in Section 4.B) the for any days of such early access.

4.        Rent.

A.        Payments.  As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction (other than abatement as specified herein), the total amount due for the Term of (1) Base Rent and (2) Additional Rent (defined below) (all of which are sometimes collectively referred to as “Rent”). “Additional Rent” means the OE Payment and all other sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property. The monthly Base Rent and the OE Payment shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent and the OE Payment for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. Further, provided that Tenant is not then in Monetary Default under this Lease beyond any applicable notice and/or cure period, the monthly Base Rent and the OE Payment shall be abated pursuant to Section 1.D. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and the OE Payment for the month shall be prorated on a daily basis based on a 360 day calendar year. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due, and such acceptance shall not constitute a waiver of the remaining unpaid balance. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.        Payment of Operating Expenses.  Tenant shall pay Tenant’s Pro Rata Share of the Operating Expenses (the “OE Payment”) for each calendar year during the Term, except as set forth to the contrary in Section 1.D. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the OE Payment for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Landlord’s estimate of the OE Payment. If Landlord determines that its good faith estimate of the OE Payment was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the OE Payment by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay the OE Payment as provided herein shall survive the expiration or earlier termination of this Lease; provided that Tenant shall not be responsible for OE Payments for periods prior to the Commencement Date or after the Expiration Date of this Lease.

C.        Reconciliation of Operating Expenses.  Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and the OE Payment for such calendar year. If the most recent estimated OE Payment paid by Tenant for such calendar year is more than the actual OE Payment for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated OE Payment paid by Tenant for the prior calendar year is less than the actual OE Payment for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses and the OE Payment, any underpayment for the prior calendar year.

D.        Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following:

   (1)        Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

   (2)        Administrative and management costs and fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management at or below the level of regional property manager and regional asset manager.

   (3)        Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

   (4)        Property, liability and other insurance coverages carried by Landlord that are specifically attributable to the Property, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

   (5)        Real estate taxes, assessments, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, leasing, operation or possession of the Property, or paid as rent under any ground lease (“Tax Expenses”). Tax Expenses shall include, without limitation: (i) any tax on the rent or other revenue from the Property, or any portion thereof, or as against the business of owning or leasing the Property, or any portion thereof, including any business, taxable margins, or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Property, (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, (iii) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property, (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises, and (v) any assessment, tax, fee, levy or charge substituted, in whole or in part, for a tax previously in existence, or assessed in lieu of a tax increase. Tax Expenses shall not include Landlord’s estate, excise, income or franchise taxes (except to the extent provided above).

   (6)        Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs not previously included in Operating Expenses).

   (7)        Building safety services, to the extent provided or contracted for by Landlord.

  (8)        Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

  (9)        Amortization of capital expenditures incurred: (a) to conform with Laws that are amended, become effective or are interpreted or enforced differently, after the Effective Date; (b) primarily to upgrade Building security or otherwise improve the operating efficiency of the Building; or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems (it being agreed that Landlord may rely on manufacturers’ specifications and/or the good faith estimate of the Building’s engineer in establishing the intent to reduce or control Operating Expenses). Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

  (10)      Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

E.        Exclusions from Operating Expenses.  Operating Expenses exclude the following expenditures:

  (1)        Leasing commissions, attorneys’ fees and all other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

  (2)        Goods and services furnished to an individual tenant of the Building which are above building standard or which are separately reimbursable directly to Landlord in addition to the OE Payment.

  (3)        Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

  (4)        Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

  (5)        Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

  (6)        Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

  (7)        Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

  (8)        Interest or principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness., or any ground lease payments (other than such portion of such payments as may be for the payment of property taxes and insurance premiums).

  (9)        Rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property which have been paid by tenants pursuant to Section 4.A.

  (10)      Costs of capital repairs and/or replacement of the foundation, roof, exterior and load-bearing walls and/or any other structural elements of the Building except as provided in Section 4.D(9).

  (11)        Landlord’s general overhead and general administrative expenses except as provided in Section 4.D(2), including any costs incurred related to maintaining Landlord’s existence as an entity.

  (12)        The cost of goods or services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is in excess of rates generally charged by unaffiliated third parties for similar goods and services.

F.        Proration of Operating Expenses; Adjustments.  If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G.        Audit Rights.  Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable and factual comments by Landlord shall be incorporated into the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including the OE Payment. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.

5.        Tenant’s Use of Premises.

  A.        Permitted Uses.   The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or

any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (whichever is less): (A) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (B) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

B.        Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C.        Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Article 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6.        Security Deposit.  [Intentionally deleted.]

7.        Services Furnished by Landlord.

  A.        Standard Services.   Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

    (1)        Water service for use in the lavatories on each floor on which the Premises are located.

    (2)        Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to $30.00 per requested hour of operation per floor (the “Hourly HVAC Charge”). Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

    (3)        Maintenance and repair of the Property as described in Section 9.B.

    (4)        Janitorial service five days per week (excluding Holidays), as determined by Landlord. If Tenant’s use of the Premises, floor covering or other improvements requires special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services. The janitorial services to be provided by Landlord shall be generally in accordance with the specifications attached hereto as Exhibit G.

  (5)        Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

  (6)        Exterior window washing at such intervals as determined by Landlord.

  (7)        Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

  (8)        On-site building safety personnel services consistent with comparable buildings in the Southwest submarket of Austin, Texas from 3:00 P.M. to 11:00 P.M. on weekdays other than Holidays, subject to the provisions of Section 5.C.

Landlord agrees that the above-described services and maintenance of the Property, the Building and its components, including, without limitation, the Common Areas, shall be generally consistent with comparable office buildings in the southwest area of Austin, Texas, taking into account age, size, location and other relevant operating factors during the Term (and any renewals or extension thereof) (“Comparable Buildings”).

B.        Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. In the event of a Service Failure, Landlord shall use commercially reasonable efforts to cause the Service Failure to be remedied as promptly as reasonably practicable. Except as otherwise provided herein, no Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment. Notwithstanding the foregoing, commencing on the 5th consecutive Business Day of any Essential Service Failure (defined below) within Landlord’s control to prevent or correct (unless the Essential Service Failure is caused by a fire or other casualty, in which event Article 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent based upon the pro rata portion of the Premises which is rendered unfit for the Permitted Use, except to the extent such Essential Service Failure is caused by a Tenant Party; commencing on the 120th consecutive day of any Essential Service Failure (unless the Essential Service Failure is caused by a fire or other casualty, in which event Article 16 controls), Tenant shall, as its sole remedy in addition to rental abatement provided above (except that Tenant shall not have the following remedy if and to the extent such Essential Service Failure is caused by a Tenant Party), be entitled to terminate this Lease upon written notice to Landlord, given prior to the earlier of: (i) the 150th day of the Essential Service Failure or (ii) cure of the Essential Service Failure. For purposes of this Section 7.B, the term, “Essential Service Failure” shall mean and be limited to any interruption, suspension or termination of any of the following services being provided to Tenant by Landlord or by third-party providers: ventilation, heating and air conditioning, access to the Building and/or the Premises, water, sewer service, and electricity.

C.        Third Party Services.   If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8.        Use of Electrical Services by Tenant.

A.        Landlord’s Electrical Service.  Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s expense. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B.        Selection of Electrical Service Provider.  Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C.        Submetering.  Landlord shall have the option to require that any high electrical consumption equipment installed and operated in the Premises (including, without limitation, supplemental HVAC units) be submetered, with the cost of installation of such submeter(s) to be at Tenant’s expense (which may be included in the Budgeted Amount pursuant to the Work Letter if the installation of such submeter occurs during the initial construction of leasehold improvements hereunder). Additionally, Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Landlord’s expense. If submetering is installed for the Premises or any high electrical consumption equipment installed and operated therein, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to 15% of such charge), except (i) if Landlord is submetering all or substantially all of the tenants in the Building then no administrative fee shall be charged and (ii) as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D.        Excess Electrical Service.  Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord reasonably deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9.        Repairs and Alterations.

  A.        Tenant’s Repair Obligations.  Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of

Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors proposed by Tenant and approved by Landlord, all at Tenant’s expense. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B.        Landlord’s Repair Obligations.  Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Article 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

C.        Alterations.

  (1)        When Consent Is Required.  Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance, such consent not to be unreasonably withheld, conditioned or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; and (e) is less than $20,000.00 in total costs.

  (2)        Requirements For All Alterations, Including Minor Alterations.  Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its reasonable approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations (but not Minor Alterations). In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to (a) 3% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations, or (b) 1% of the total cost of such Alterations if Tenant coordinates the oversight and construction of any Alterations, provided that this sentence shall not be applicable to any Minor Alterations. No later than 30 days after completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

   (3)        Landlord’s Liability For Alterations.  Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10.        Entry by Landlord.  Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. In connection with any such entry, Landlord shall use commercially reasonable efforts not to interfere with the operations and normal office routine of Tenant. Tenant may, at its option, require that Landlord be accompanied by a representative of Tenant during any such entry (except in the event of emergency), provided that such representative of Tenant does not interfere with or delay Landlord in exercising its rights or satisfying its obligations hereunder.

11.        Assignment and Subletting.

    A.        Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld, conditioned or delayed if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s commercially reasonable standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

    B.        Consent Parameters/Requirements.  As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer. In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $1000 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1000, Landlord shall provide Tenant with its legal invoices as well as reasonable proof of payment of the same, and Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C.        Payment to Landlord.  If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D.        Change in Control of Tenant.  Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, national banking association, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control, if permitted by current Securities and Exchange Commission (“SEC”) rules and regulations, or as soon thereafter as lawfully permitted.

E.        No Consent Required.  Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or Tenant’s successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or Tenant’s successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (8) to the extent permitted by SEC rules and regulations, Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, or as soon thereafter as lawfully permitted, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate of Tenant or Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

12.        Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13.        Indemnity. Subject to Article 15, Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises, EVEN IF SUCH LIABILITIES ARE CAUSED SOLELY OR IN PART BY THE ORDINARY NEGLIGENCE OF A LANDLORD PARTY, BUT NOT TO THE EXTENT SUCH LIABILITIES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A LANDLORD PARTY. Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease, EVEN IF SUCH LIABILITIES ARE CAUSED SOLELY OR IN PART BY THE ORDINARY NEGLIGENCE OF TENANT, BUT NOT TO THE EXTENT SUCH LIABILITIES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT.

14.        Insurance.

    A.        Tenant’s Insurance.  Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, including flood and earthquake, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $4,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VII. All insurance coverage required to be carried by Tenant may be effected by a policy or policies of blanket insurance. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

    B.        Landlord’s Insurance.  Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15.        Mutual Waiver of Subrogation.  Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord waives (except to the extent of Landlord’s property insurance deductible, the same being addressed in Section 4.D(4)) and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16.        Casualty Damage.

    A.        Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building is damaged or destroyed by fire or other casualty so as to render untenantable more than fifty percent (50%) of the floor area of the Building (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 60 days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

    B.        Timing for Repair; Termination by Either Party.  If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness,

cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 210 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

    C.        Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17.        Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18.        Events of Default.  Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

    A.        Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”), provided that the first 2 such failures during any consecutive 12-month period shall not be a Monetary Default if Tenant pays the amount due within 5 days after receipt of written notice thereof from Landlord.

    B.        Tenant’s failure to perform any of the obligations of Tenant (i) under Article 24 or 25, within the time period (including any notice or grace period) set forth therein, or (ii) under Article 14, within two (2) Business Days after receipt of written notice thereof from Landlord (a “Time Sensitive Default”).

    C.        Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 15 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 15 days, Tenant shall be allowed additional time (not to exceed an additional 15 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 15 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

    D.        Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

    E.        The leasehold estate is taken by process or operation of Law.

    F.        Tenant does not take possession of the Premises within 30 days after written notice to Tenant that the Landlord Work is substantially completed and the Premises is ready for Tenant’s possession.

    G.        Tenant abandons or vacates all or a substantial portion of the Premises and also fails to pay Rent and/or comply with the other applicable provisions of this Lease beyond any applicable notice or cure period otherwise provided herein.

    H.        Tenant is in default beyond any notice and cure period under any other lease in the Building or agreement with Landlord pertaining to the Premises and/or the Building, including any lease or agreement for parking.

19.        Remedies.

    A.        Landlord’s Remedies.  Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

      (1) Terminate this Lease;

      (2) Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease, and without complying with applicable Law, the benefits of which are waived by Tenant to the fullest extent permitted by applicable Law;

      (3) Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

      (4) Cure such event of default for Tenant at Tenant’s expense (plus a 15% administrative fee);

      (5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

      (6) Require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late;

      (7) Apply any Security Deposit as permitted under this Lease; and/or

      (8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

    B.        Measure of Damages.

      (1)        Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below) calculated to take into consideration any failure by Landlord, if any, to mitigate damages as required by Section 19.D. In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

      (2)        Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

      (3)         Landlord’s Alternative Calculation. Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant’s default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under Section 19.B(1)(d) and (e) above (but without limiting damages under Section 19.B(1)(a) and (b) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) twenty five percent (25%) of the total nominal Rent which Landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of Landlord’s Rental Damages and the Costs of Reletting.

    C.        Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the lesser of 18% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION (DEFINED IN ARTICLE 30) CAUSED BY A TENANT PARTY.

    D.        Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is a parent, subsidiary or other Affiliate of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept market lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

    E.        Landlord’s Lien. [Intentionally deleted.]

    F.        Landlord Defaults and Tenant Remedies. Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default. Tenant waives such remedies of termination or rescission (except as otherwise specifically provided for in this Lease) and agrees that Tenant’s remedies for default under this Lease and for breach of any promise or inducement are limited to a suit for damages and/or injunction, and are specifically subject to Section 3.C and Article 20. In addition, Tenant shall, prior to the exercise of any such remedies, provide each Mortgagee and each lessor under a ground lease relative to the Property (in each instance, only as to those entities of which Tenant has notice of their interest) with concurrent written notice and a concurrent time to cure any default by Landlord.

20.        Limitation of Liability.  Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21.        No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22.        Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23.        Relocation. [Intentionally deleted.]

24.        Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay as Base Rent for such holdover (and in addition to any and all Additional Rent due hereunder) an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the Base Rent due for the period immediately preceding the holdover; provided, however, so long as no other uncured event of default exists under the Lease, for the first 30 days of any such holdover Tenant shall pay only 150% of such amount. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM A HOLDOVER TO WHICH LANDLORD DOES NOT CONSENT.

25.        Subordination to Mortgages; Estoppel Certificate.  Subject to the provisions of this Article 25, Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” The subordination of this Lease to any Mortgage is expressly conditioned upon the execution and delivery by Mortgagee to Tenant of a subordination, non-disturbance and attornment agreement (“SNDA”) wherein (i) Mortgagee shall agree that it will not disturb Tenant’s possession of the Premises as long as Tenant is performing its obligations under this Lease, (ii) Tenant shall, without charge, attorn to the Mortgagee (or other successor-in-interest), and (iii) further providing that, in the event of a foreclosure sale or deed in lieu of foreclosure involving the Building, no purchaser at such sale, grantee of such deed, or immediate transferee from such purchaser or grantee shall be: (A) liable for any act, omission or default of Landlord; (B) subject to any offsets or defenses which Tenant might have against Landlord or subject to exercise of a right of termination by Tenant that matures prior to the date Mortgagee takes title; (C) liable for or bound by any Base Rent or Additional Rent which Tenant might have paid for more than the current month to Landlord; (D) liable for or obligated to cure any defaults of Landlord which occurred prior to the time that Mortgagee succeeded to the interest of Landlord under this Lease; (E) liable, bound or responsible for or with respect to the retention, application and/or return to Tenant of any security deposit paid to Landlord under this Lease, whether or not still held by Landlord, unless and until Mortgagee has actually received for its own account the full amount of such security deposit or cleaning deposit, (F) liable for or bound by any agreement of Landlord with respect to the completion of any improvements to the Property or Premises or for the payment or reimbursement to Tenant of any contribution to the cost of the completion of any such improvements; or (G) bound by any modification, amendment, surrender or termination of this Lease without the written consent of the Mortgagee at the time of execution thereof (other than any modification, amendment, surrender or termination that does not require Mortgagee’s consent under the applicable loan documents). Tenant shall bear all costs charged or assessed by the Mortgagee, if any, for issuance of the SNDA in accordance with the foregoing provisions. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Tenant shall, within 10 calendar days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 10 calendar day period specified above, and the continuation of such failure for a period of 5 calendar days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.

26.        Attorneys’ Fees.   If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees. The term “prevailing party” is defined to mean the party who obtains a determination of wrongful conduct by the other party regardless of whether actual damages are awarded.

27.        Notice.  If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28.        Reserved Rights.   This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29.        Surrender of Premises.   All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (B) Tenant’s personal property. Tenant shall not be required to remove any Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building so long as Tenant’s Cable is properly labeled or tagged in accordance with applicable ordinances. Landlord shall, within 10 Business Days after its receipt of a written request therefor from Tenant, notify Tenant in writing whether any Leasehold Improvements to be constructed in the Premises constitute Special Installations. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and the OE Payment on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30.        Hazardous Materials.

    A.        Restrictions.   No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises.

    B.        Remediation.  If Contamination occurs as a result of an act or omission of any Tenant Party, Tenant shall, at its expense, promptly take all actions necessary to comply with Laws and to return the Premises, the Building, the Property and/or any adjoining or affected property to its condition prior to such Contamination, subject to Landlord’s prior written approval of Tenant’s proposed methods, times and procedures for remediation. Tenant shall provide Landlord reasonably satisfactory evidence that such actions shall not adversely affect any Landlord Party or property. Landlord may require that a representative of Landlord be present during any such actions and/or that such actions be taken after Normal Business Hours. If Tenant fails to take and diligently prosecute any necessary remediation actions within 30 days after written notice from Landlord or an authorized governmental agency (or any shorter period required by any governmental agency) that such remediation is required, Landlord may take such actions and Tenant shall reimburse Landlord therefor, plus a 10% administrative fee, within 30 days of Landlord’s invoice.

    C.        Definitions.   For purposes of this Article 30, a “Hazardous Material” is any substance (1) the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws; (2) which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws; or (3) which is now or hereafter considered a biological contaminant or which could adversely impact air quality, including mold, fungi and other bacterial agents. “Contamination” means the existence or any release or disposal of a Hazardous Material in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

    D.        Reports, Surveys and Acceptance of Premises.  All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.C above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt.

31.        Miscellaneous.

    A.        Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

    B.        Recording.    Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

    C.        Force Majeure.  Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

    D.        Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

    E.        Brokers.   Tenant represents that it has dealt directly with and only with HPI Corporate Services, LLC (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease.   TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

    F.        Authority; Joint and Several Liability.    Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.

    G.        Time is of the Essence; Relationship; Successors and Assigns.   Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

    H.        Survival of Obligations.   The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.A, 4.B, and 4.C, and under Articles 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

    I.        Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

    J.        Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

    K.        Tax Waiver.  Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

    L.        Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

    M.        Waiver of Consumer Rights. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY ADOPTS THIS WAIVER.

    N.        Prohibited Persons and Transactions.

      (1)        Tenant represents to Landlord: (i) that neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or

under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws, (ii) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (iii) that throughout the Term of this Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws.

      (2)        Landlord represents to Tenant: (i) that neither Landlord nor any person or entity that directly owns a 10% or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws, (ii) that Landlord’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (iii) that throughout the Term of this Lease Landlord shall comply with the Executive Order and with the Anti-Money Laundering Laws.

    O.        Telecommunications Antennae. On the Effective Date, Landlord and Tenant shall execute the Rooftop and Cabling Agreement attached hereto as Exhibit F, pursuant to which Tenant shall have the right during the Term, and any extensions thereof, to install, operate and maintain certain equipment necessary for Tenant’s broadcasting operations on the roof of the Building. Landlord will not exercise any right it may have to terminate the Rooftop and Cabling Agreement unless this Lease is also terminated.

    P.        Signage Rights.

      (1)        Building Directory Signage. Landlord acknowledges that it currently maintains a program for providing Building directory signage for its tenants and agrees that so long as it maintains any type of Building directory signage generally identifying the tenants of the Building (“Directory Signage”) located in the lobby of, or elsewhere within the interior Common Areas of the Building, Tenant shall have the right to have its name placed on such Directory Signage along with other tenants, with the size, color, and other aesthetics of both the Directory Signage and Tenant’s designation thereon to be determined by Landlord in its sole and absolute discretion. Subject to the foregoing, Landlord will provide Tenant with building standard Directory Signage at Landlord’s cost and expense.

      (2)        Suite Identification Signage. Landlord acknowledges that it currently maintains a program for providing suite identification signage for its tenants and agrees that so long as it maintains a program for providing suite identification signage for its tenants, it shall provide building standard suite identification signage at or near the main door accessing the Premises in a location and with the size, color, and other aesthetics determined by Landlord in its sole and absolute discretion (“Suite Signage”). Subject to the foregoing, Landlord will provide Tenant with building standard Suite Signage at Landlord’s cost and expense.

[Signatures Appear on the Following Page]

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

WELLS VAF – PARKWAY AT OAK HILL, LLC,
a Delaware limited liability company

By:	Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, its sole member

	By:	Wells Investment Management Company, LLC, a Georgia limited liability company, its manager

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

Effective Date: 22 February, 2010

TENANT:

WELLS FARGO BANK, N.A.,
a national banking association

By:	/s/ Clifton H. Zachry 1/29/10
Clifton H. Zachry, Vice President

By:	/s/ Clinton L. Connell 1/29/10
Clinton L. Connell, Vice President

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

[To be attached]

Exhibit A-1 - i

EXHIBIT A-2

LEGAL DESCRIPTION OF PROPERTY

TRACT 1: Being all of that certain 17.676 acre tract of land, more or less, the same being all of Lot 1, Block “A”, OAK HILL TECHNOLOGY PARK SUBDIVISION SECTION IV, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200300035 of the Official Public Records of Travis County, Texas.

TRACT 2: Being all of that certain 4.678 acre tract of land, more or less, the same being all of Lot 1, Block “A”, OAK HILL TECHNOLOGY PARK SUBDIVISION SECTION III, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200300034 of the Official Public Records of Travis County, Texas.

Exhibit A-2 - i

EXHIBIT B

RULES AND REGULATIONS

1.        On Saturdays, Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M. the following day, or such other hours as Landlord shall determine from time to time, access to the Building and/or to the passageways, entrances, exits, shipping areas, halls, corridors, elevators or stairways and other areas in the Building may be restricted and access gained by use of a key to the outside doors of the Building, or pursuant to such security procedures Landlord may from time to time impose. All such areas, and all roofs, are not for use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals in the normal course of Tenant’s business unless such persons are engaged in activities which are illegal or violate these Rules. No Tenant and no employee or invitee of Tenant shall enter into areas reserved for the exclusive use of Landlord, its employees or invitees. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

2.        Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing. Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense). Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

3.        Tenant shall not in any manner use the name of the Building for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Building, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express consent in writing.

4.        Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls. Blinds, shades awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is first approved by the Landlord.

5.        Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Building only at times and in the manner designated by Landlord, and always at the Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Building by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Landlord may inspect items brought into the Building or Premises with respect to weight or dangerous nature. Landlord may require that all furniture, equipment, cartons and similar articles removed from the Premises or the Building be listed and a removal permit therefor first be obtained from Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Building, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall not allow anything to remain in or obstruct in any way, any lobby, corridor, sidewalk, passageway, entrance, exit, hall, stairway, shipping area, or other such area. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. Any hand-carts used at the Building shall have rubber wheels.

6.        Tenant shall not overload any floor or part thereof in the Premises, or Building, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and

Exhibit B - i

Landlord may direct and control the location of safes and all other heavy articles and require supplementary supports at Tenant’s expense of such material and dimensions as Landlord may deem reasonably necessary to properly distribute the weight.

7.        Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than 2 keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant, upon termination of its tenancy, shall deliver to the Landlord all keys of offices, rooms and toilet rooms which have been furnished Tenant or which the Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

8.        If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the prior reasonable approval of Landlord, and then only under Landlord’s direction at Tenant’s expense. Tenant shall not install in the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior approval and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of electric wiring in the Building and the Premises and the needs of tenants of the Building, and shall not in any event connect a greater load than such safe capacity.

9.        Tenant shall not obtain for use upon the Premises ice, drinking water, towel, janitor and other similar services, except from persons approved by the Landlord. Any person engaged by Tenant to provide janitor or other services shall be subject to the direction by the manager or security personnel of the Building.

10.      The toilet rooms, urinals, wash bowls and other such apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this Rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

11.      The janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner designated by Landlord, and may not be used by tenants, or their contractors, agents, employees, or other parties without Landlord’s prior written consent.

12.      Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises which do not violate any Laws nor bother or annoy any other tenants). Tenant shall not at any time sell, purchase or give away, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur (other than in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any laws or bother or annoy any other tenant).

13.      Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants or occupants of the Building and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified in the Lease.

14.      Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Building and shall not allow the adjustment (except by Landlord’s authorized Building personnel) of any controls. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent. As a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord, Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

Exhibit B - ii

15.        Tenant shall conduct no auction, fire or “going out of business sale” or bankruptcy sale in or from the Premises, and such prohibition shall apply to Tenant’s creditors.

16.        Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Building, or required by Law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

17.        Tenant will comply with all municipal, county, state, federal or other government laws, statutes, codes, regulations and other requirements, including without limitation, environmental, health, safety and police requirements and regulations respecting the Premises, now or hereafter in force, at its sole cost, and will not use the Premises for any immoral purposes.

18.        Tenant shall not (a) carry on any business, activity or service except those ordinarily embraced within the permitted use of the Premises specified in the Lease and more particularly, but without limiting the generality of the foregoing, shall not (b) install or operate any internal combustion engine, boiler, machinery, refrigerating (except a refrigerator in the kitchen or employee break room), heating or air conditioning equipment in or about the Premises, (c) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (d) place any radio or television antennae other than inside of the Premises, (e) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (f) use any source of power other than electricity, (g) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Building or elsewhere, (h) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind person or except where specifically permitted) or other animal or bird in the Building, (i) make or permit objectionable noise or odor to emanate from the Premises, (j) do anything in or about the Premises tending to create or maintain a nuisance or do any act tending to injure the reputation of the Building, (k) throw or permit to be thrown or dropped any article from any window or other opening in the Building, (l) use or permit upon the Premises anything that will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried on the Building or violate the certificates of occupancy issued for the premises or the Building, (m) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to persons or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials) nor (n) do or permit anything to be done upon the Premises in any way tending to disturb any other tenant at the Building or the occupants of neighboring property.

19.        If the Building shall now or hereafter contain a building garage, parking structure or other parking area or facility, the following Rules shall apply in such areas or facilities:

    (a)        Parking shall be available in areas designated generally for tenant parking, for such daily or monthly charges as Landlord may establish from time to time. In all cases, parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, with Landlord and other tenants at the Building, and their employees and visitors, and other persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same, all subject to these Rules, as the same may be amended or supplemented, and applied on a non-discriminatory basis. Notwithstanding the foregoing to the contrary, Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped individuals, and other tenants, visitors of tenants or other persons, and Tenant and its employees and visitors shall not park in any such assigned or reserved spaces. Landlord may restrict or prohibit full size vans and other large vehicles.

    (b)        In case of any violation of these provisions, Landlord may refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Building without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any monthly parking

Exhibit B - iii

charges shall be abated to the extent access is denied, as Tenant’s sole recourse. Tenant acknowledges that such parking areas or facilities may be operated by an independent contractor not affiliated with Landlord, and Tenant acknowledges that in such event, Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable.

    (c)        Tenant and its employees holding valid garage access key-cards (or similar devices) shall be entitled to garage access 24 hours per day, 7 days per week, except to the extent access is restricted or prohibited by reason of casualty, condemnation, acts of God, governmental regulation or restriction, or other event of Force Majeure. Cars must be parked entirely within the stall lines, and only small cars may be parked in areas reserved for small cars; all directional signs and arrows must be observed; the speed limit shall be 5 miles per hour; spaces reserved for handicapped parking must be used only by vehicles properly designated; every parker is required to park and lock his own car; washing, waxing, cleaning or servicing of any vehicle is prohibited; parking spaces may be used only for parking automobiles; parking is prohibited in areas: (i) not striped or designated for parking, (ii) aisles, (iii) where “no parking” signs are posted, (iv) on ramps, and (v) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.

20.        No smoking will be permitted within the Building.

Exhibit B - iv

EXHIBIT C

COMMENCEMENT LETTER

Re:

Office Lease dated                     , 2010 (the “Lease”), between WELLS VAF – PARKWAY AT OAK HILL, LLC (“Landlord”) and WELLS FARGO BANK, N.A. (“Tenant”) for the Premises, the Rentable Square Footage of which is 31,019, located on floor 2 of the Building. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

1.      Landlord has fully completed all Landlord Work required under the terms of the Lease, if any.

2.      Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended; Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

3.      The Commencement Date of the Lease is                     , 201    . [If the Commencement Date is a date other than the Estimated Commencement Date specified in Section 3.A of the Lease, then an updated Base Rent schedule to replace Section 1.D shall be inserted herein.]

4.      The Expiration Date of the Lease is the last day of                     ,             .

5.      Tenant’s Address at the Premises after the Commencement Date is:

Attention:

Phone:

Fax:

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

[Signatures Appear on the Following Page]

Exhibit C - i

EXECUTED as of                                         , 201    .

LANDLORD:

WELLS VAF – PARKWAY AT OAK HILL, LLC, a Delaware limited liability company

By:	Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, its sole member

	By:	Wells Investment Management Company, LLC, a Georgia limited liability company, its manager

By:
Name:
Title:

TENANT:

WELLS FARGO BANK, N.A.,
a national banking association

By:
Clifton H. Zachry, Vice President

By:
Clinton L. Connell, Vice President

Exhibit C - i

EXHIBIT D

WORK LETTER

This Work Letter is attached as an Exhibit to an Office Lease (the “Lease”) between WELLS VAF – PARKWAY AT OAK HILL, LLC, as Landlord, and WELLS FARGO BANK, N.A., as Tenant, for the Premises, the Rentable Square Footage of which is 31,019, located on floor 2 of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1.       Landlord Work. Landlord agrees to construct, or cause to be constructed, leasehold improvements in the Premises (the “Landlord Work”) in a good and workmanlike manner, substantially in accordance with the schematic of the Premises and the pricing plan prepared by Tenant’s designated architectural/engineering firm (“Tenant’s Architect”) and attached hereto as Schedule 1 (the “Design Plans”), at Landlord’s sole cost and expense, provided, however, that Landlord’s cost for the Landlord Work shall not exceed $40.00 multiplied by the Rentable Square Footage of the Premises (the “Budgeted Amount”). Following execution of the Lease, Tenant’s Architect shall prepare and Tenant shall submit to Landlord, in sufficient time to allow Landlord’s review of and comment to the same and finalization by Tenant’s Architect by February 1, 2010 (time being of the essence), complete, finished and detailed architectural, mechanical, electrical and plumbing drawings and specifications based on the Design Plans, including mechanical, electrical and plumbing drawings (the “Construction Documents”). The Construction Documents shall comply with Laws and shall be presented in Landlord’s format satisfactory for filing with the appropriate governmental authorities for required permits and licenses. Promptly following Landlord’s receipt of Tenant’s Construction Documents, Landlord (or its designated architectural and/or engineering firm) shall approve or disapprove such documents in writing. If Landlord disapproves, Landlord shall provide Tenant in writing specific reasons for such disapproval. Tenant shall thereafter submit corrected Construction Documents as quickly as possible so that Landlord-approved Construction Documents are finalized and in form for submission for building permits by February 1, 2010, time being of the essence. Upon Landlord’s approval and finalization, the Construction Documents shall become the “Approved Construction Documents”. Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with at least 3 general contractors mutually agreed upon by Landlord and Tenant in accordance with the Approved Construction Documents. Landlord shall make the final selection of the general contractor, which selection shall be based on the lowest qualified bidder, provided that Landlord shall assure that the bid by such general contractor covers the scope of the work specified in the Approved Construction Documents.

(a)        The cost of (i) the preparation of the Construction Documents, including architectural and engineering fees, (ii) all permit and inspection fees necessary to complete the Landlord Work and obtain a certificate of occupancy , (iii) phone and data cabling fees, (iv) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (v) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (vi) required metering, re-circuiting or re-wiring for metering, equipment rental, and engineering design services and construction services, (vii) Landlord’s construction management fees as set forth in Section 3.B of the Lease, and (viii) materials (including Building standard and above Building standard materials specified in the Approved Construction Documents) and labor, shall all be included in the cost of the Landlord Work. However, Landlord shall not charge for use of the loading docks, freight elevators, water or electrical service to the Premises during the construction period. Tenant’s own construction manager, at Tenant’s sole cost, may monitor the construction process, shall be entitled to attend and participate in all construction meetings concerning the Landlord Work, and shall have access to the Premises during construction, subject to insurance requirements, safety codes and applicable laws, regulations and ordinances and conditioned upon Tenant and its construction manager and representatives not interfering with the general contractor or any subcontractor, supplier or laborer or the performance of the Landlord Work by such parties.

(b)        If there are unused funds available in the Budgeted Amount after payment of all costs of the Landlord Work, Tenant may request in writing during the first 5 years of the initial Term that

Exhibit D - i

Landlord apply any or all of the unused portion of the Budgeted Amount toward (i) the reasonable third-party costs of relocating Tenant’s furniture, equipment, telephones and computers to the Premises, with such reimbursement shall be made thirty (30) days after occupancy and receipt of approved third-party invoices and proof of payment from Tenant, (ii) the cost of any Alterations to the Premises as approved under Section 9.C of the Lease and/or (iii) Change Orders as approved under Paragraph 5 below.

(c)        In addition to the Budgeted Amount, Landlord shall pay for the cost of a test fit for the Premises up to $0.10 per square foot of Rentable Square Footage in the Premises.

(d)        Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that either the Design Plans or the Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor, such compliance being the responsibility of Tenant’s Architect. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Design Plans, the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease.

2.       ADA Compliance. Landlord shall, as an Operating Expense to the extent otherwise permitted herein and under the Lease, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas and service areas), the Property’s parking facilities and all points of access into the Property. Tenant’s Architect shall be responsible for initial ADA (and any applicable state accessibility standard) compliance for the Landlord Work to be performed in the Premises. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises thereafter, including restrooms on floor 2 of the Building and on any other floor hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. If it is discovered that any part of the Building or Common Areas are not in compliance with the ADA as of the Effective Date of this Lease, then Landlord shall promptly and with all diligence cause such non-complying part of the Building or Common Areas to be brought into compliance with the ADA and the cost of doing same shall not be included as an Operating Expense under the Lease. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Design Plans or Construction Documents comply with ADA requirements, including submission of the Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. Landlord’s approval of the Plans shall not be deemed a statement of compliance with applicable Laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Plans.

3.       Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed and Landlord has obtained a temporary or final Certificate of Occupancy for the Premises from the City of Austin (or Landlord would otherwise be able to obtain such a certificate but for work not then completed by Tenant’s contractors, vendors, employees or agents). Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedies for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be (i) the resulting postponement (if any) of the commencement of rental payments under the Lease and (ii) the rights expressly provided Tenant in Section 3.A of the Lease. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (a) Tenant’s failure to furnish information or approvals within any time period specified in the Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (b) Tenant’s selection of non-building standard equipment or materials, but only to the extent the availability of such materials differs from the availability of building standard equipment or materials; (c) changes requested or made by Tenant to previously approved plans and specifications; (d) activities or performance of work in the

Exhibit D - ii

Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work, or (e) any acts or omissions of Tenant that delay or prohibit Landlord from obtaining a Certificate of Occupancy for the Premises.

4.        Punch List. Prior to the Premises being delivered to Tenant, a representative of Landlord and a representative of Tenant shall walk through the Premises and jointly prepare a list of any items which, in the mutual opinion of Landlord and Tenant, have not been fully completed or which require repair (the “Punch List Items”). Landlord shall cause its contractor to complete or repair the Punch List Items within 30 days after the date of the “walk-through”. Tenant shall not be entitled to any abatement of any rental obligations as pertains to the Premises pending completion of the Punch List Items. In the event that ten (10) days pass after Tenant takes possession of the Premises without Tenant having created a punch list, Tenant will be deemed to have waived its right to create a punch list and shall be deemed to have accepted the Premises in its “as is” condition.

5.        Change Orders and Cost Overruns. Landlord’s approval is required in advance of all changes to, and deviations from, the Design Plans or the Construction Documents once prepared (each, a “Change Order”), including any (a) omission, removal, alteration or other modification of any portion of the Landlord Work above and beyond that described or specified in the Design Plans attached hereto, (b) additional architectural or engineering services, (c) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (d) cancellation or modification of supply or fabrication orders. Tenant has designated Dave Clark and Joe Zafereo as the representatives of Tenant who are authorized to request a Change Order, and Landlord will not approve any Change Order unless submitted or signed by one of them. All costs of Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work above the Budgeted Amount (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 15 days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Tenant shall prepay any projected Cost Overruns within 15 days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Premises, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute a Monetary Default under the Lease.

6.        Acceptance. By taking possession of the Premises, Tenant agrees and acknowledges that (i) the Premises are usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except Punch List Items, if any, agreed upon by Landlord and Tenant in writing pursuant to Paragraph 4 above): and (iii) both the Building and the Premises are satisfactory in all respects, except for latent defects as provided in Section 3.C of the Lease.

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Exhibit D - iii

SCHEDULE 1 TO EXHIBIT D

DESIGN PLANS

Trust Ops
TESS
Tax
Ctr Owned
Expansion
TX Admin
PSG
TX/NM
Admin
Growth

1 FLOOR PLAN

SCALE 1/8" = 1'-0"

A
B
C
D

2 DOOR ELEVATIONS

SCALE 1/4" = 1'-0"

TYLER DESIGN

WELLS FARGO
TRUST CENTER
PARKWAY 2ND

A1.1

Exhibit D - iv

EXHIBIT E

PARKING AGREEMENT

This Parking Agreement (the “Agreement”) is attached as an Exhibit to an Office Lease (the “Lease”) between WELLS VAF – PARKWAY AT OAK HILL, LLC, as Landlord, and WELLS FARGO BANK, N.A., as Tenant, for Premises, the Rentable Square Footage of which is 31,019, located on floor 2 of the Building. Unless otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Agreement, the latter shall control.

1.       Within 30 days after the Commencement Date (and with respect to any future permits, within 30 days after the delivery of additional Rentable Square Footage applicable to such future permits), Tenant may elect to take, by giving Landlord written notice within such 30 day period, and Landlord shall then provide, up to 124 unreserved permits allowing access to unreserved spaces in the Building garage. During the initial Term, all parking charges for Tenant’s permitted use of the Building garage hereunder shall be fully abated; for any renewal or extension term of this Lease, parking charges (if any) shall be as determined to be then applicable under the “Market Rental Rate” pursuant to the attached Rider No. 1. If parking charges shall subsequently apply with respect to parking spaces utilized by Tenant, Tenant shall also pay any taxes assessed thereon, and Tenant’s failure to pay for any of such subsequently applicable parking charges shall be an event of default under the Lease.

2.       Tenant may permanently return, all or any, of the parking permits that it has timely elected to take by giving Landlord 30 days written notice of the effective date of the return. Upon such effective date, Landlord’s obligation to provide, and Tenant’s obligation to pay for, such returned permits shall terminate. Prior to such effective date, Tenant shall return any key-card, sticker, or other identification or entrance enabling device provided by Landlord. Landlord shall have no obligation to provide Tenant, and Tenant shall have no right to, any parking permits that are returned or that Tenant does not timely elect to take.

3.       Tenant shall at all times comply with all Laws respecting the use of the parking facilities which Landlord provides for the use of tenants and occupants of the Building (the “Parking Facilities”). Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities from time to time including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

4.       Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, not affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Except for intentional acts or gross negligence, Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, nor for any personal injuries or death arising out of any matter relating to the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facilities. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond

Exhibit E - i

Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall be temporary in nature. If Tenant’s use of any parking permit is precluded for any reason, Tenant’s sole remedy for any period during which Tenant’s use of any parking permit is precluded shall be abatement of parking charges for such precluded permits. Tenant shall not assign its rights under this Agreement except in connection with a Permitted Transfer.

5.       Except as may be expressly set forth to the contrary in Paragraph 1 of this Agreement, if Tenant fails to pay any charges for parking permits as provided herein, or otherwise defaults in its performance of any of the terms or conditions of this Agreement, such default shall constitute an event of default under the Lease, and in addition to any rights or remedies available to Landlord in the event of a default under the Lease, Landlord shall have the right to cancel this Agreement and/or remove any vehicles from the Parking Facilities. In addition, any default under the Lease shall constitute a default under this Agreement.

6.       Tenant acknowledges and agrees that to the fullest extent permitted by Law, Landlord shall not be responsible for any loss or damage to Tenant or Tenant’s property (including without limitation, any loss or damage to Tenant’s automobiles or the contents thereof due to theft, vandalism, or accident) arising from or related to Tenant’s use of the Parking Facilities or exercise of any rights under this Agreement, whether or not such loss or damage results from Landlord’s active negligence or negligent omission. The limitation on Landlord’s liability under the preceding sentence shall not apply, however, to loss or damage arising directly from Landlord’s gross negligence or willful misconduct.

7.       Without limiting the provisions of Paragraph 6 above, Tenant hereby voluntarily releases, discharges, waives, and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of using the Parking Facilities, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants, or employees for any such cause of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence.

8.       Tenant acknowledges that it has read the provisions of Paragraph 7 above, has been fully and completely advised of the potential dangers of parking in the Parking Facilities, and is fully aware of the legal consequences of this instrument.

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Exhibit E - ii

EXHIBIT _F

ROOFTOP AND CABLING AGREEMENT

This Rooftop and Cabling Agreement (this “Agreement”) is attached to an Office Lease (the “Lease”) between WELLS VAF – PARKWAY AT OAK HILL, LLC, as Landlord, and WELLS FARGO BANK, N.A., as Tenant, for Premises, the Rentable Square Footage of which is 31,019, located on floor 2 of the Building. Unless otherwise specified, all capitalized terms used in this Agreement will have the same meanings as in the Lease. In the event of any conflict between the Lease and this Agreement, this Agreement will control.

1.       Usage Rights. During the Term, Tenant will have the non-exclusive right to install, operate, maintain, repair, and remove (i) the equipment described in Attachment 1 and any associated cabling and conduit (the “Equipment”) in approximately                      square feet of space located on the roof of the Building at the location shown on Attachment 2 (the “Roof Space”) and (ii) a portion of the Equipment consisting of cabling and conduit in vertical risers, above ceiling tiles, and/or in demising walls in the Building at the locations shown on Attachment 3 (the “Raceway Space”). The Roof Space and Raceway Space are collectively referred to as the “Equipment Space” and any portion of the Equipment located within the Roof Space is referred to as the “Rooftop Equipment.” Landlord makes no representations or warranties with respect to the Equipment Space. Tenant accepts the Equipment Space in its “as is” condition.

2.       Usage Rent. Tenant will pay Landlord the amount of $0.00 (the “Usage Rent”) in advance on the first day of each month, without deduction or setoff, for the remainder of the current Term. On the first day of any extension of the Term, the Usage Rent will be adjusted to the then current rent for comparable agreements in the Building, but in no event less than the Usage Rent in effect during the month preceding the Term extension. The Usage Rent will constitute Rent under the Lease, but will be paid by separate check payable to “                    ” at P.O. Box                     ,                     , or at such other address as may be designated by Landlord.

3.       Design. Tenant must obtain Landlord’s prior approval (which approval may be withheld or conditioned in Landlord’s reasonable discretion) as to the Plans, all aspects of the design and installation of the Equipment, and the aesthetic impact of any Rooftop Equipment. At least 30 days prior to the date on which Tenant desires to begin installing the Equipment, Tenant will deliver to Landlord drawings and specifications (the “Plans”), detailing (a) proposed equipment locations and cable routes, (b) dimensions, weight, material composition, and radio frequencies, and (c) methods of installation, attachment, and delivery. Tenant will be responsible for installing any electrical outlets necessary to provide electricity to the Equipment. Landlord’s approval of Plans will not constitute a representation by Landlord that Plans comply with any Operational Requirements. At any time during the Term, Landlord may require Tenant to install a device screening the Rooftop Equipment from public view, provided such device does not materially and adversely interfere with the operation of the Rooftop Equipment.

4.       Installation. Installation of the Equipment will be performed (a) at the sole cost of Tenant, (b) in a good and workmanlike manner, (c) in accordance with all Plans, Operational Requirements, and instructions of Landlord and the Building roofing contractor, and (d) without interfering with any occupant’s use of the Building. Any roof penetrations approved by Landlord will be performed only by a roofing contractor specified by Landlord. Landlord may require, prior to any installation, relocation, or alteration of Rooftop Equipment, that Tenant deliver to Landlord either (i) a survey of the Roof Space, by an engineering firm approved by Landlord, confirming compliance with FCC and OSHA rules and regulations, including those relating to radio frequency emission levels and maximum permissible exposure, or (ii) evidence satisfactory to Landlord that such FCC and OSHA rules and regulations do not apply to the Rooftop Equipment.

5.       Tenant’s Covenants.

(a)        Operational Requirements. “Operational Requirements” means the following, as the same may be amended from time to time: (i) Laws, (ii) requirements of Landlord’s insurance carriers, the electricity provider for the Building, and any property owners’ association or similar body, and (iii) the technical standards and rules and regulations of the Building. TENANT WILL INDEMNIFY, DEFEND, AND HOLD THE LANDLORD PARTIES HARMLESS AGAINST ALL

Exhibit F - i

CLAIMS ARISING FROM ANY FAILURE BY ANY TENANT PARTY, THE EQUIPMENT, OR THE EQUIPMENT SPACE TO COMPLY WITH OPERATIONAL REQUIREMENTS. Within 15 days after receipt of Landlord’s invoice, Tenant will reimburse Landlord for all costs incurred by Landlord (I) in complying with Laws as a result of the installation, operation, or presence of the Equipment, and (II) to conduct studies or surveys to determine compliance with Laws.

(b)        Condition of Equipment; Repairs. Tenant will, at Tenant’s expense, (i) cause the Equipment Space and the installation, maintenance, operation, and removal of the Equipment to comply with the Operational Requirements, (ii) maintain the Equipment in a good and safe condition, (iii) keep the Equipment Space free from all trash and debris resulting from Tenant’s operations, and (iv) repair all damage to the Equipment Space or Building arising from Tenant’s operations. If Tenant fails to perform any of the foregoing obligations within 5 days after Landlord’s written request, Landlord may perform such obligations on Tenant’s behalf, and Tenant will reimburse Landlord for all costs incurred by Landlord within 15 days after Landlord’s invoice.

(c)        Costs; Liens. Tenant will pay all costs for materials provided or work performed by or at the direction of Tenant related to the Equipment or the Equipment Space. Within 5 days after notice from Landlord, Tenant will discharge or bond around any mechanic’s or other lien asserted by Tenant’s engineers, architects, contractors, or suppliers.

(d)        Surrender; Removal of Equipment. “Removable Equipment” means (i) any Equipment not attached or affixed to the Building and (ii) the portion of the Equipment attached to the Building (including racks, conduit, cable, pull boxes, clamps, screening devices, and wall jacks) that is designated by Landlord to be removed at the end of the Term. Tenant will remove the Removable Equipment (to the extent permitted by applicable law then in effect) from the Building by the end of the Term and surrender the Equipment Space to Landlord in the same condition as on the Commencement Date. Any non-Removable Equipment will become the property of Landlord at the end of the Term. Tenant will execute any documents reasonably requested by Landlord to evidence a lien-free transfer of title to Landlord of the non-Removable Equipment. If Tenant fails to remove any Removable Equipment within 10 days after the end of the Term, (I) Landlord may remove, store, or dispose of the remaining Removable Equipment in any manner Landlord deems appropriate at Tenant’s expense and (II) Tenant will, at Landlord’s election, be deemed to be holding over, subject to all provisions of this Agreement, except that the Usage Rent will be 300% of the greater of the Usage Rent for the last month of the Term or the highest monthly rent for comparable agreements in the Building.

(e)        Electricity; Increases in Expenses. Landlord may require Tenant to pay a separate monthly charge for the electricity consumed by the Equipment. If the installation or operation of the Equipment increases taxes, insurance premiums, or any other cost of operating or owning the Building, Tenant will pay such increase to Landlord within 15 days after receipt of an invoice from Landlord. Tenant will pay all sales, use, and personal property taxes assessed against or attributable to the Equipment.

(f)        Access. Access to any portion of the Equipment located outside the Premises will be subject to Landlord’s supervision and control and, except in the event of an emergency (including equipment malfunctions), access to Equipment located outside the Premises must be scheduled 24 hours in advance with Landlord. Tenant may be required to compensate Landlord for reasonable trip charges and overtime resulting from access to the Equipment Space after normal Building business hours.

(g)        Use. The Equipment will be used solely by Tenant in the ordinary course of its business. Tenant will not permit use of the Equipment by, or provide any services through the Equipment to, any other occupant of the Building. In no event will Tenant operate the Equipment using unlicensed frequencies, including the 2.4 GHz (ISM), 5 GHz (U-NII), and wireless fidelity (Wi-Fi) frequency bands, and any other frequencies which are or may become available for unlicensed use.

6.       Relocation. Landlord may, upon 15 days’ notice, require Tenant to relocate any portion of the Equipment located outside the Premises to other space in the Building, provided the relocation does not materially and adversely affect the operation of the Equipment. Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket costs in connection with the relocation. If any repair

Exhibit F - ii

or maintenance to the Building necessitates that Tenant temporarily relocate any of the Equipment, the temporary relocation will be performed at Tenant’s expense.

7.       Interference. If (i) any electromagnetic, radio frequency, or other emission (collectively, “Interference”) from the Equipment, in the sole opinion of Landlord, adversely affects the equipment, machinery, or systems of Landlord or any occupant of the Building, and (ii) Tenant does not correct the Interference within 24 hours after receipt of telephonic or written notice from Landlord, Landlord may shut down or disconnect the Equipment until the Interference is remedied. Upon Landlord’s notice, Tenant will immediately shut down the Equipment and not resume operating the Equipment (except for intermittent testing on a schedule approved by Landlord) until the Interference is corrected to the satisfaction of Landlord. If the Interference has not been corrected within 30 days after Landlord’s notice, Landlord will have the right to terminate this Agreement. If, in the reasonable opinion of Landlord, an emergency situation has been created by the Interference, Landlord will have the right to shut down or disconnect the Equipment immediately until the emergency situation is resolved. TENANT WILL INDEMNIFY, DEFEND, AND HOLD THE LANDLORD PARTIES HARMLESS AGAINST ALL CLAIMS ARISING FROM ANY INTERFERENCE BY OR TO THE EQUIPMENT OR ANY SHUTDOWN OF THE EQUIPMENT IN ACCORDANCE WITH THE PROVISIONS OF THIS PARAGRAPH, EVEN IF CAUSED BY THE NEGLIGENCE OF A LANDLORD PARTY, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A LANDLORD PARTY.

8.       Interruptions and Malfunctions. Tenant will be solely responsible for (a) preventing and repairing any disruption of electrical service to the Equipment, including obtaining its own backup power supply, (b) protecting the Equipment against any deterioration or fluctuation in the quality of electrical service, including power surges, and (c) any malfunction or failure to function of the Equipment. TENANT WILL INDEMNIFY, DEFEND, AND HOLD THE LANDLORD PARTIES HARMLESS AGAINST, ALL CLAIMS ARISING FROM ANY DISRUPTION OF ELECTRICAL SERVICE, ANY QUALITY ISSUE WITH RESPECT TO ELECTRICAL SERVICE, OR ANY MALFUNCTION OR FAILURE TO FUNCTION OF THE EQUIPMENT, EVEN IF DUE TO THE NEGLIGENCE OF A LANDLORD PARTY, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A LANDLORD PARTY.

9.       Condemnation, Casualty. If the Equipment is lost or rendered unusable as a result of condemnation or casualty or a change in Law, this Agreement will terminate and Tenant will have no claim for any portion of any insurance proceeds or condemnation award paid to Landlord.

10.       Indemnities, Insurance. The Equipment Space will be considered to be part of the Premises for the purposes of any indemnity, waiver, or obligation to defend contained in the Lease or in any insurance policy carried by Tenant.

11.       Notice to Telecommunications Manager. Landlord may employ a third-party telecommunications manager to supervise the installation and operation of telecommunications equipment in the Building. After notice from Landlord that a telecommunications manager has been engaged, Tenant will deliver to the telecommunications manager a copy of any notice to Landlord regarding any matter pertaining to this Agreement.

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Exhibit F - iii

ATTACHMENT 1 TO EXHIBIT F

DESCRIPTION OF EQUIPMENT

Exhibit F - iv

ATTACHMENT 2 TO EXHIBIT F

ROOF SPACE

Exhibit F - v

ATTACHMENT 3 TO EXHIBIT F

RACEWAY SPACE

Exhibit F - vi

EXHIBIT G

JANITORIAL SPECIFICATIONS

SCOPE OF SERVICES

CLEANING SCHEDULE

A.	Lobby, Offices, Kitchens and Break rooms

1.	Empty and wipe clean ashtrays.

2.	Empty wastebaskets and trash receptacles. Wash if necessary, and replace liners as needed.

3.	Dust desks, chairs, credenzas, and tables WITHOUT disturbing papers.

4.	Clean coffee bar areas (sinks, counter tops) and damp wipe tops of accessory items (microwaves and vending machines, etc.).

5.	Clean (disinfect) drinking fountains and polish.

6.	Spot clean walls, light switch plates and doors of fingerprints and smudges.

7.	Spot clean carpet for accidental spillage.

8.	Vacuum carpet.

9.	Sweep and/or dust mop all hard surface floors.

10.	Damp mop all hard surface floors.

11.	Remove all collected trash from the building and place in an outside dumpster. Clean inside and outside of trash cans as needed.

12.	Wipe down counter tops, sinks table tops and chairs in kitchen areas.

13.	Clean all entrance door glass and spot clean side light windows.

14.	Collect all recycling.

B.	Restrooms

1.	Sweep and wet mop floors with disinfectant.

2.	Check and refill all restroom dispensers (towels, tissue and hand soap).

Exhibit G - i

3.	Empty sanitary napkin receptacles and damp wipe for sanitation. Refill with wax paper liners.

4.	Empty trash receptacles and wipe, if needed.

5.	Clean and polish mirrors.

6.	Toilets and urinals to be cleaned and sanitized inside and out.

7.	Toilet seats to be cleaned on both sides and sanitized.

8.	Scour and sanitize all basins.

9.	Remove finger marks and smudges from doors, partitions and walls.

10.	Place enzyme in drains once a week.

C.	Public Areas - Exterior

1.	Police facility entrances. Pick up all debris, cans, trash, cigarette butts, etc.

2.	Sweep and mop immediate front entrances.

3.	Clean entry glass (inside and out).

4.	Check all alarms and secured doors before leaving.

5.	Complete nightly report for property manager outlining any unusual events or maintenance items that need attention.

II.	WEEKLY CLEANING

A.	All Named Areas

1.	Power vacuum all carpeting, taking care to get into corners, along edges and beneath furniture.

2.	Damp mop hard surface floors, taking care to get into corners, along edges and beneath furniture.

3.	Dust windowsills and mini and/or Venetian blinds.

4.	Remove dust and cobwebs from walls, ceiling, doors and light fixtures.

Exhibit G - ii

5.	Spot clean interior glass.

6.	Sweep stairs, remove gum and cobwebs, dust all handrails.

7.	Clean all baseboards and doors frames.

8.	Wipe down all interior doors.

9.	Wipe down all service doors in common areas.

III.	MONTHLY CLEANING

A.	All Named Areas

1.	Accomplish all high dusting not reached in the above mentioned cleaning, i.e. air conditioning supply and return grills, fixtures, dispenses, door frames, picture frames, etc.

2.	Wipe down hallway walls and vinyl

3.	Mop stairwells

IV.	QUARTERLY CLEANING

A.	All Named Areas

1.	Scrub and buff lobby tile/stone floor and tenant space hard flooring

2.	Brush and vacuum upholstered furniture.

3.	Machine scrub restroom floors.

V.	ANNUAL CLEANING

A.	All Named Areas

1.	Strip and wax all VCT flooring.

2.	Shampoo common area carpets.

Exhibit G - iii

RIDER NO. 1

OPTION TO EXTEND

A.        Renewal Period. Tenant may, at its option, extend the Term for two (2) renewal period of five (5) years each (each, a “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than twelve (12) nor later than nine (9) months prior to the expiration of the initial Term (or the prior Renewal Period, as applicable), provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured event of default exists under the Lease. The Base Rent payable during each respective Renewal Period shall be at the Market Rental Rate (as defined below) which shall include any applicable Market Concessions (as defined below) for the applicable Renewal Period. Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the applicable Renewal Period, except that Tenant shall have no further Option to Extend the Term of the Lease beyond the Renewal Periods herein allowed.

B.        Acceptance. Within thirty (30) days of the Renewal Notice, Landlord shall notify Tenant of Landlord’s proposal concerning the Base Rent for the applicable Renewal Period (the “Rental Notice”). Tenant may accept the terms set forth in the Rental Notice by written notice to Landlord given within thirty (30) days after receipt of the Rental Notice (an “Acceptance Notice”), or Tenant may reject the Base Rent proposed by Landlord but elect to renew at the Market Rental Rate determined in the manner set forth herein (a “Renewal Notice”). If Tenant timely delivers an Acceptance Notice, Tenant shall, within fifteen (15) days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant timely delivers a Renewal Notice, then Landlord and Tenant shall negotiate for a period expiring on the fifteenth (15th) day after Landlord’s receipt of the Renewal Notice (the “Negotiation Deadline”) in an effort to reach agreement concerning the Market Rental Rate. If Landlord and Tenant cannot agree to the Base Rent for the Renewal Period by the Negotiation Deadline, then Tenant shall have an additional 7 days from the Negotiation Deadline within which Tenant shall have the option to elect to have such dispute resolved by arbitration pursuant to this Rider No. 1 by giving Landlord written notice (“Arbitration Notice”) of its election within such 7-day period. If Tenant does not timely exercise its option to have such dispute resolved by arbitration, then this Option to Extend shall automatically expire and be of no further force or effect. Moreover, if Tenant fails timely (i) to deliver an Acceptance Notice or a Renewal Notice, or (ii) to execute and return the required lease amendment after giving an Acceptance Notice, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon assignment of the Lease or subletting of all or any part of the Premises other than pursuant to a Permitted Transfer under Section 11.E of the Lease.

C.        Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building located in the Southwest office submarket of Austin, Texas) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. “Market Concessions” are the economic concessions that at the time a willing landlord would give and a willing tenant would accept as part of such a comparable lease transaction, including, without limitation and as applicable, abatement of rent and tenant finishout allowance. In calculating the Market Rental Rate and determining the Market Concessions, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in Southwest office submarket of Austin, Texas. The parties agree that the best evidence of the Market Rental Rate and Market Concessions will be the rate then charged and the concessions then given for comparable transactions in the Southwest office submarket of Austin, Texas.

D.        Arbitration. If Tenant timely gives Landlord an Arbitration Notice, then the Market Rental Rate for the applicable Renewal Period shall be settled by arbitration in accordance with the following provisions, and any determination as a result thereof shall be binding upon the parties:

Rider No. 1 - i

(i)    Landlord and Tenant shall use reasonable efforts to agree, within five business days following receipt of an Arbitration Notice, upon the appointment of one arbitrator to resolve the matter. If an agreement on a single arbitrator cannot be reached within such five business day period, Landlord and Tenant shall each appoint their respective arbitrator within ten business days following the lapse of the five business day period and shall specify the name and address of their respective arbitrator to the other party prior to the expiration of such ten business day period; provided, that if one party fails to specify the name and address of its selected arbitrator within such ten business day period the other party shall give such failing party written notice, and if within five days after such written notice the failing party still has not specified an arbitrator, the arbitrator selected by the other party shall act as the single arbitrator as if both parties had agreed to the appointment of such arbitrator as provided above. The selected arbitrators shall then appoint a third arbitrator within ten business days following their appointment. If the two arbitrators are unable to agree upon a third arbitrator within such ten business day period, the third arbitrator shall be appointed as soon as reasonably possible thereafter by a court of competent jurisdiction residing in Travis County, Texas, subject to the qualification requirements set forth below. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator. Immediately following the selection of the final arbitrator, the arbitrator(s) shall meet and, within 15 days following the complete selection of the arbitrator(s), endeavor to resolve the matter.

(ii)    Within three business days following the selection of all arbitrators, each party shall submit to the arbitrators such party’s proposed Market Rental Rate, together with reasonable evidence supporting such proposed rate. The arbitrator(s) shall select either the proposed Market Rental Rate submitted by Landlord or the proposed Market Rental Rate submitted by Tenant, whichever proposal the arbitrator(s) deem to be the most nearly correct according to the definitions, terms and requirements set forth in this Lease, with no compromise. The power of the arbitrators shall be exercised by the concurrence of at least two arbitrators, except that if only one arbitrator is required, the decision of such arbitrator shall govern. The arbitrator(s) shall have the authority to request additional facts or evidence from each of the parties and, if such arbitrators so require, a hearing to present the same. In the event of such a hearing, rules of evidence applicable to state court judicial proceedings in Austin, Texas civil district courts shall govern; however, evidence will be admitted or excluded in the sole discretion of the arbitrator(s). The arbitrator(s) shall resolve the controversy and shall execute and acknowledge their decision, together with a brief statement describing the rationale for such decision, in writing and deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested. If the arbitrators fail to reach an agreement during such 15-day period (as extended pursuant to the next sentence), they shall be discharged, and new arbitration proceedings shall commence, which appointments shall be made in the same manner as set forth above. By agreement in writing, Landlord and Tenant may extend the time to reach agreement either before or after the expiration thereof up to a maximum of 30 additional days.

(iii)   Each party shall bear their own costs and the costs of the arbitrator it appoints. The cost of the third arbitrator (or the single arbitrator if only one arbitrator is required) shall be split equally.

(iv)    Each arbitrator shall (1) be a real estate broker licensed under the laws of the State of Texas, (2) have been actively and continuously engaged in leasing office space in multi-tenant office buildings in the southwest submarket of Austin, Texas for not less than the previous 5 years, (3) during the previous 5 years been involved in transactions which in the aggregate total more than 100,000 square feet of rentable area of office space in Austin, Texas, and (4) actively handled at least two single tenant office space leases of at least 20,000 square feet each within the immediately preceding 48 months. The arbitrator(s) selected by Landlord and Tenant may not be the real estate brokers or agents that represented Landlord and Tenant in negotiations regarding the Market Rental Rate prior to the submission of the proposed Market Rental Rates to arbitration.

(v) The decision of the arbitrator(s) shall be final and non-appealable, shall be binding on both Landlord and Tenant, and may be enforced in any court of competent jurisdiction.

Rider No. 1 - ii

RIDER NO. 2

OPTION TO EXPAND

A.        Expansion Space. During the initial 6 months of the Term, Tenant shall have the option to lease up to 6,000 square feet of Rentable Square Footage (+/-20%, in Landlord’s discretion) in the Building (the “Expansion Space”) for a term commencing on a date (the “Expansion Space Commencement Date”) identified in the Rental Notice (as defined below) and continuing through the expiration or earlier termination of the Term (as it may be extended or renewed); provided that (i) Tenant gives Landlord written notice (the “Expansion Notice”) prior to the expiration of the initial 6 months of the Term; (ii) no uncured event of default exists under the Lease at the time of such Expansion Notice or the Expansion Space Commencement Date; and (iii) Tenant remains in occupancy of the entire Premises. The Base Rent payable for the Expansion Space shall be at the then-current rate for the Premises as of the Expansion Space Commencement Date, including any projected rate increases over the remainder of the Term. This Option to Expand shall terminate upon assignment of this Lease or subletting of all or any part of the Premises other than pursuant to a Permitted Transfer under Section 11.E of the Lease. The Expansion Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to a formal option provision in the Lease.

B.        Acceptance. Within 30 days of receipt of the Expansion Notice, Landlord shall notify Tenant of the size, configuration and location of the Expansion Space, the anticipated Expansion Space Commencement Date, and other applicable terms for the Expansion Space (the “Rental Notice”). Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after Landlord’s written request, execute and return a lease amendment adding the Expansion Space as part of the Premises for all purposes under the Lease (including any extensions or renewals) effective as of the Expansion Space Commencement Date and confirming the Base Rent and other terms applicable to the Expansion Space. Such lease amendment shall provide that leasehold improvements shall be constructed in the Expansion Space in accordance with the provisions of the Work Letter attached as Exhibit D to the Lease. If Tenant fails timely to (i) deliver its Acceptance Notice or (ii) execute and return the required lease amendment, then this Option to Expand shall automatically expire and be of no further force or effect.

C.        Tender of Possession. Landlord may, at its option, tender possession of the Expansion Space on any date within 6 months prior to or after the specified Expansion Space Commencement Date, in which event such Expansion Space Commencement Date shall be amended to be the date such possession is actually tendered. Landlord shall not be liable for any delay or failure to tender possession of the Expansion Space by the anticipated Expansion Space Commencement Date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

D.        Condition of Expansion Space. The Expansion Space shall be tendered in an “as-is” condition. However, leasehold improvements to the Expansion Space shall be constructed in accordance with the Work Letter attached as Exhibit D to the Lease. Any allowances shall be prorated for any delays in the Expansion Space Commencement Date, taking into account the economic assumptions underlying the terms in the Rental Notice.

Rider No. 2 - i

RIDER NO. 3

SUBORDINATED RIGHT OF FIRST OFFER

A.        Offer Space. Tenant shall have a Subordinated Right of First Offer to lease any space in the Building (the “Offer Space”), at such time as such space becomes Available (as defined below) for direct lease to a new tenant (whether or not a bona fide offer has been made); provided no uncured event of default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an event of default) and Tenant (or a permitted assignee of the Lease pursuant to a Permitted Transfer) remains in occupancy of the entire Premises. The Offer Space shall be deemed “Available” at such time as Landlord decides to offer the Offer Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Effective Date); or (iii) subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any of the other tenant leases for the Property as of the Effective Date or granted to future tenants after which Tenant waives or fails to exercise this Subordinated Right of First Offer. This Subordinated Right of First Offer to Lease shall terminate upon assignment of this Lease or subletting of all or any part of the Premises other than pursuant to a Permitted Transfer under Section 11.E of the Lease. The Offer Space shall be reduced to the extent Tenant leases any portion thereof or any other space elsewhere in the Building, whether or not pursuant to a formal option provision in the Lease. Notwithstanding the foregoing, if the Offer Space or any portion thereof is the subject of serious lease negotiations which include other space at the Property, or if Landlord intends to enter such negotiations as further described above, this Subordinated Right of First Offer shall, at Landlord’s option, apply to the entire space which is subject to such negotiations, and at Landlord’s option, Tenant shall be obligated to either accept or refuse the opportunity to lease such entire space on the terms provided herein.

B.        Acceptance. Prior to leasing the Offer Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the lease term, the Market Rental Rate (as defined in Paragraph E below) as of the anticipated Offer Space Commencement Date (as defined below), including any projected rate increases over the applicable term, any concessions, and other applicable terms (the “Offer Space Rental Notice”). Tenant shall have 10 Business Days within which to accept or reject such offer by giving written notice to Landlord (the “Acceptance Notice”). If Tenant accepts Landlord’s offer, Landlord and Tenant shall execute a lease amendment adding the Offer Space to the Premises for all purposes under the Lease (including any extensions or renewals to the extent exercisable) and confirming the Base Rent and other applicable terms specified in the Offer Space Rental Notice. Such lease amendment may, if applicable, contain a construction agreement in substantially the form of the Work Letter attached to this Lease, setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Offer Space. If Tenant rejects such offer or fails timely to accept such offer, then subject to the following provisions of this Rider No. 3, this Subordinated Right of First Offer to Lease shall lapse and be of no further force and effect. In such event, Landlord shall be relieved of any future obligations hereunder and may thereafter lease all or part of the Offer Space to any party on any terms without further notice or obligation to Tenant. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its Right of First Offer, but failed to timely accept such offer or rejected such offer, and (ii) Landlord does not enter into a lease for the Offer Space within a period of six (6) months following the date of the Offer Space Rental Notice, Tenant shall once again have a Subordinated Right of First Offer with respect to such Offer Space.

C.        Tender of Possession. The Offer Space shall be leased for the period commencing upon the earlier of (i) 60 days after the date Landlord tenders possession of the Offer Space to Tenant for purposes of constructing leasehold improvements in the Offer Space, or (ii) the date Tenant takes possession of the Offer Space for purposes of conducting business (the “Offer Space Commencement Date”) and continuing through the expiration or earlier termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Offer Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

Rider No. 3 - i

D.        Condition of Premises. The Offer Space shall be tendered in an “as-is” condition, subject to the construction of any leasehold improvements in the Offer Space as may be specified in the Offer Space Rental Notice. However, all leasehold improvements shall be constructed in the Offer Space in accordance with the construction agreement (if any) attached to the applicable lease amendment.

E.        Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building located in the Southwest office submarket of Austin, Texas) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable space elsewhere in the Building (i.e., in similar leases that Landlord has executed or will have executed for other space in the Building). In the event Landlord and Tenant cannot agree on the Market Rental Rate for the Offer Space within fifteen (15) days after Landlord’s receipt of the Acceptance Notice, the Market Rental Rate shall be determined in the manner set forth in Paragraph D of the preceding Rider No. 1.

Rider No. 3 - ii